Exhibit 10.9

October 5, 2021

Arvind Kush

Via email

Re:	Employment Terms

Dear Arvind,

RAYZEBIO, INC. (the “Company”) is pleased to offer you employment beginning on a mutually agreed upon date but no later than December 15, 2021 (the “Start Date”).

Position

Your initial position will be Chief Financial Officer, responsible for performing such duties as are assigned to you from time to time, reporting to Ken Song, President and CEO. You will work at the company headquarters in San Diego. The Company reserves the right to reasonably require you to perform your duties at places other than it’s headquarters from time to time, and to require reasonable business travel. The Company may, if mutually agreeable, modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

Compensation and Benefits

Your initial base salary will be paid at the rate of $400,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. Contingent and effective upon the date of execution and delivery of the underwriting agreement relating to the initial public offering of the Company’s common stock (the “IPO”), your Base Salary may be increased upon review by the Company’s Board of Directors or its Compensation Committee .

If you join the Company, you will also be eligible to earn a one-time bonus of $100,000, less applicable withholdings (the “Sign-On/Retention Payment”). The Company will advance you the Sign-On/Retention Payment, prior to its being earned, within thirty (30) days after your Start Date. You will earn the Sign-On/Retention Payment if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If you are terminated for Cause or you resign without Good Reason, as each term is defined in the Stock Plan or below prior to the one-year anniversary of your Start Date, you agree to repay, within thirty (30) days of your last day of employment with the Company, the entire Sign-On/Retention Payment paid to you by the Company in advance of becoming earned.

You will also be eligible to earn an annual cash discretionary bonus of up to 40% of your annual salary, subject to approval of a bonus plan by the board of directors and in accordance with the terms of such approved plan. The paid out amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Upon commencement of your employment with the Company, you will be eligible to accrue 20 days of paid-time off annually, excluding any federal or local holidays, in accordance with the Company’s standard paid-time off policy. CEO will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. The Company may change compensation and benefits from time to time in its discretion.

Equity

Subject to approval by the Company’s Board of Directors (the “Board”), an approval that will not be unreasonably withheld, the Company anticipates granting you an option to purchase 1,750,000 shares (approximately 1.15% ownership on a fully diluted basis) of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s Equity Incentive Plan (the “Stock Plan”) and your grant agreement, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date. The Option will have an early exercise feature, subject to the Company’s right of repurchase. The Options that have begun to vest are subject to “double trigger” acceleration such that, in the event of a Change of Control (as defined in the Stock Plan) within the period commencing three (3) months prior to, and ending twelve (12) months after, the effective time of such Change in Control, and your employment is terminated without Cause or due to your voluntary termination with Good Reason, then subject to your execution and non-revocation of a general release in a form acceptable to the Company or its successor, as of the date of termination of your continuous service, the vesting of any remaining Options shall be accelerated in full. “Good Reason” means that one or more of the following are undertaken by the Company (or successor to the Company, if applicable) without your express written consent: (i) a material reduction in your annual base salary; (ii) a material reduction in your authority, duties or responsibilities; provided that a sale of the Company and subsequent conversion of the Company to a division or unit of the surviving or acquiring entity will not result in a material diminution absent a material diminution of your responsibilities, authority or duties with respect to such division or unit; (iii) a relocation of your principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iv) a material breach by the Company of any provision of the Plan or the Stock Award Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment or service with the Company.

Relocation Assistance

Subject to your relocation to the San Diego, California area by no later than August 1, 2022, the Company will provide you with a relocation assistance payment to cover the costs you incur in connection with selling your current home, moving expenses and closing costs for the purchase of a residence in the San Diego, California area in the amount of $100,000 (net of all reasonable and customary withholdings, including taxes) (“Relocation Assistance”). The Relocation Assistance will be paid to you within thirty (30) days of relocation, and if you are terminated for Cause or you resign without Good Reason, as each such term is defined below, at any time prior to the eighteen (18) month anniversary of your Start Date, you shall repay the Relocation Assistance to the Company in full, if you have received it, within thirty (30) days after such termination or resignation.

Temporary Housing Stipend

Subject to your relocation to the San Diego, California area by no later than August 1, 2022, and commencing in the month of your relocation, the Company will provide you with a monthly temporary housing stipend (the “Monthly Housing Stipend”) in the gross amount of $6,000 per month, payable in accordance with the Company’s customary payroll practices, until the date on which you have received gross Monthly Housing Stipend payments of $36,000 (six months following your relocation to the San Diego, California area). If you are terminated for Cause or you resign without Good Reason, as each such term is defined below, at any time prior to the one (1) year anniversary of your relocation to the San Diego, California area, you shall repay a pro-rated pre-tax amount of the Monthly Housing Stipend previously paid to you by the Company within thirty (30) days after such termination or resignation based on your days of employment with the Company following your relocation to the San Diego, California area. All amounts set forth in this Section for which the Company is required to make withholdings, shall have such amounts withheld, as applicable.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

Term and Termination.

Term and Termination. The term of this letter agreement shall be the period commencing on the Start Date and ending on the date that this letter agreement is terminated by either party pursuant to the provisions of this letter agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause.

Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment.

Termination for Cause; Resignation Without Good Reason. If you resign your employment with the Company without Good Reason, or the Company terminates your employment for Cause, upon dissolution or cessation of the Company, then (a) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned, which will be paid to you on your last date of employment with the Company), (b) you will not be entitled to any Severance; and (c) you will no longer vest in the unvested options.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the CEO of the Company.

As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

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Please sign and date this letter and return it to Ken Song by October 6, 2021 if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Ken Song
Ken Song, MD President and CEO

Understood and Accepted:

/s/ Arvind Kush	October 5, 2021
Arvind Kush	Date